Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Laris Media Acquisition Corp on Amendment 1 to Form S-1, File No. 333-254533, of our report dated March 19, 2021,which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Laris Media Acquisition Corp as of February 19, 2021 and for the period from February 18, 2021 (inception) through February 19, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Melville, NY

June 24, 2021